SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 3, 2003

PHYSIOMETRIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-27956	77-0248588
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Billerica Park

101 Billerica Avenue

N. Billerica, MA 01862

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:

(978) 670-2422

Item 5.    Other Events.

On December 2, 2003, the Registrant entered into a definitive agreement for the private placement of shares of its common stock raising aggregate net proceeds of approximately $     million.  In connection with the private placement, the Registrant issued 4,957,487 shares of its common stock at $1.65 per share.  The purchase price of $1.65 per share was based on the average closing bid prices for the five days ended December 1, 2003.  In conjunction with the placement of the shares, the Company will issue to the investors warrants to purchase shares of its common stock.  The Registrant has agreed to file a registration statement covering resales of these shares, including the shares issuable upon exercise of the warrants.

The foregoing matters are further described in the press release issued by the Registrant on December 3, 2003, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.  The private placement of the shares of common stock was made pursuant to a Common Stock and Warrant Purchase Agreement entered into between the Registrant and the investors, a copy of which is filed herewith as Exhibit 99.2.

Item 7.    Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Exhibits.

99.1         Press Release of Physiometrix, Inc. dated December 3, 2003 regarding private placement of shares of common stock.

99.2         Form Common Stock and Warrant Purchase Agreement, dated December 2, 2003 between the Company and the Purchasers a signatory thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSIOMETRIX, INC.
a Delaware corporation

Dated: December 3, 2003	By:	/s/ Daniel Muehl
Daniel Muehl
Vice President and Chief Financial Officer

	By:	/s/ John A. Williams
John A. Williams
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Registrant dated December 3, 2003

99.2	Common Stock and Warrant Purchase Agreement, dated December 2, 2003